                                AMENDMENT NO. 2


     THIS AMENDMENT NO. 2 (the "Amendment") dated as of August 13, 1998, to the
                                ---------
Credit Agreement referenced below, is by and among PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation, PEDIATRIC SERVICES OF AMERICA, INC., a Delaware corporation, the subsidiaries and affiliates identified herein, the lenders identified herein, and NATIONSBANK, N.A., as Administrative Agent. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

                              W I T N E S S E T H

     WHEREAS, a $100 million credit facility has been established in favor of Pediatric Services of America, Inc., a Georgia corporation (the "Borrower")
                                                                 --------
pursuant to the terms of that Credit Agreement dated as of August 13, 1997 (as amended and modified, the "Credit Agreement") among the Borrower, the Guarantors
                           ----------------
and Lenders identified therein, and NationsBank, N.A., as Administrative Agent;

     WHEREAS, the Borrower has requested certain modifications to the Credit Agreement, including, among other things, reduction of the Commitments and adjustments to certain financial covenants;

     WHEREAS, such modifications require the consent of the Required Lenders;

     WHEREAS, the Required Lenders have consented to the requested modifications on the terms and conditions set forth herein;

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   The Credit Agreement is amended in the following respects:

          1.1 The following definitions in Section 1.1 are amended and modified, or added, to read as follows:

          "Aggregate Revolving Committed Amount" means the aggregate amount of
           ------------------------------------
     Revolving Commitments in effect from time to time, being SEVENTY-FIVE MILLION DOLLARS ($75,000,000).

          "Applicable Percentage" means for any day, the rate per annum set
           ---------------------
     forth below opposite the applicable Consolidated Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column "Base Rate Margin", (ii) Eurodollar Loans shall be the percentage set forth under the column "Eurodollar Margin and Letter of Credit Fee", (iii) the Letter of Credit Fee shall be the percentage set forth under the column "Eurodollar Margin and Letter of Credit Fee" and (iv) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee":

                                                                                     Eurodollar
                                                                                       Margin
                                   Consolidated                                          and
         Pricing                     Leverage                      Base Rate          Letter of            Commitment
          Level                        Ratio                         Margin           Credit Fee               Fee
--------------------------  --------------------------        -----------------  --------------------  -------------------
                             equal to or greater than
            I                         6.00                           2.00%                3.000%                .500%

                             equal to or greater than
            II                5.50 but less than 6.00                1.75%                2.750%                .500%

                             equal to or greater than
            III               5.00 but less than 5.50                1.50%                2.500%                .500%

                             equal to or greater than
            IV                4.50 but less than 5.00                1.25%                2.250%                .500%

                             equal to or greater than
            V                 4.00 but less than 4.50                0.75%                1.750%                .450%

                             equal to or greater than
            VI                3.50 but less than 4.00                   0%                1.625%                .375%

                             equal to or greater than
            VII               3.00 but less than 3.50                   0%                1.500%                .325%

            VIII                  less than 3.00                        0%                1.375%                .300%

     The Applicable Percentage shall be determined and adjusted quarterly on the date (each a "Rate Determination Date") five (5) Business Days after the
                   -----------------------
     date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 7.1(a) and (b) and Section 7.2(b), as appropriate; provided that:
     --------

               (i) the Applicable Percentages from the effective date of Amendment No. 2 shall be based on Pricing Level IV and shall remain in effect at such Pricing Level until the first Rate Determination Date to occur in connection with delivery of financial statements through September 30, 1998, and

               (ii) in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Agency Services Address by the date required by Sections 7.1(a) and (b) and Section 7.2(b), as appropriate, the Applicable Percentages shall be based on Pricing Level I until such time as an appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable Pricing Level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information.

     Each Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date. The Administrative Agent shall determine the appropriate Applicable Percentages in the pricing matrix promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Administrative Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

          "ChoicePoint Obligation" means the obligation of the Company and
           ----------------------
     Paramedical Services of America, Inc. to ChoicePoint Services, Inc. (the "Seller") and ChoicePoint, Inc. under that certain Asset Purchase Agreement
     -------
     dated December 2, 1997 (the "Asset Purchase Agreement"), to reimburse the
                                  ------------------------
     Seller for the difference in the average trading price below $20.20 on 495,050 shares of common stock of the Company (but in any event not to exceed $10 million in the aggregate) acquired by the Seller pursuant to the Asset Purchase Agreement.

          "Consolidated Adjusted EBITDA" means for any period for the
           ----------------------------
     Consolidated Group on a consolidated basis,

               (i) on or before September 30, 1999, the sum of EBITDA minus cash
                                                                      -----
          taxes paid (net of refunds),

               (ii) after September 30, 1999, the sum of EBITDA minus capital
                                                                -----
          expenditures made or incurred minus cash taxes paid (net of refunds),
                                        -----

     in each case determined in accordance with GAAP applied on a consistent basis. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

          "Consolidated Net Worth" means, as for any date for the Consolidated
           ----------------------
     Group, shareholders' equity or net worth as determined in accordance with GAAP, but, excluding, in any event, for purposes hereof, payments of
           ---  ---------
     ChoicePoint Obligation of up to $10,000,000 in the aggregate.

          "Credit Documents" means a collective reference to this Credit
           ----------------
     Agreement, the Notes, the LOC Documents, the Security Agreement, the Pledge Agreement, each Joinder Agreement, the Administrative Agent's Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "Days Sales Outstanding" means, for any Person or any line of
           ----------------------
     business, the quotient of

               (i) consolidated accounts receivable net of allowances taken in accordance with GAAP as of the date of determination, divided by

               (ii) the quotient of (A) net revenues or sales for the fiscal quarter ending as of the date of determination multiplied by 4, divided by (B) 365 or 366 days, as appropriate.

          "EBITDA" means for any period, the sum of net income (exclusive of
           ------
     extraordinary gains and losses and related tax effects on any such excluded gains and losses) plus interest expense (including amortization of debt
                       ----
     discount and premium, the interest component under Capital Leases and the implied interest component under Securitization Transactions) plus all
                                                                   ----
     provisions for Federal, state or other domestic and foreign income taxes plus depreciation and amortization, in each case determined in accordance
     ----
     with GAAP applied on a consistent basis, but excluding, in any event, for
                                              --- ---------
     purposes hereof, special charges of up to $15.25 million actually taken against earnings in the third fiscal quarter of 1998.

          "Restricted Payment" means (i) any dividend or other distribution,
           ------------------
     direct or indirect, on account of any shares of any class of stock now or hereafter outstanding, except (A) a dividend payable solely in shares of that class to the holders of that class and (B) dividends and other distributions payable to a Credit Party, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock now or hereafter outstanding, but excluding, in any event, for
                                         --- ---------
     purposes hereof, the repurchase of 495,050 shares of common stock of the Company from the Seller during the fiscal quarter ending September 30, 1998 in an amount not to exceed $10 million in connection with the satisfaction of the ChoicePoint Obligation and the subsequent retirement of such stock, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock now or hereafter outstanding.

          "Security Agreement" means the Security Agreement dated as of the date
           ------------------
     of Amendment No. 2 to Credit Agreement given by the Credit Parties to NationsBank, N.A., as Administrative Agent, to secure the obligations hereunder and under Hedge Agreements with Lenders and their affiliates permitted hereunder, as amended and modified.

          1.2  A new Section 6.17 is added to read as follows:

          Section 6.17  Year 2000 Compliance.
                        --------------------

          The Company has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based solely on the foregoing, and relying on representations made to the Borrower by its suppliers, vendors and customers, to date the Company believes that all computer applications (including those of its suppliers, vendors and customers) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

          1.3  Section 7.1(b) is amended to read as follows:

          (b) Company-Prepared Financial Statements.  As soon as available, but
              -------------------------------------
     in any event

               (i) within 15 Business Days after the end of each fiscal month, a company-prepared consolidated balance sheet of the Company and its subsidiaries as of the end of the month and related company-prepared consolidated balance sheets and statements of income for such monthly period and for the fiscal year to date, and detailed cash reports on a rolling basis and accounts receivables reports and agings (including bad debt and days sales outstanding analysis by line of business) for the Company and its subsidiaries in form and substance satisfactory to the Administrative Agent and the Required Lenders;

               (ii) within 45 days after the end of each of the first three fiscal quarters, a company-prepared consolidated balance sheet of the Company and its subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income, retained earnings, shareholders' equity and cash flows for such quarterly period and for the fiscal year to date;

               (iii) within 60 days after the end of each fiscal year, an annual business plan and budget for the Consolidated Group as is customarily prepared by the Company, containing, among other things, pro forma financial statements for the next fiscal year, in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.

          1.4 The financial covenants in Section 7.9 are amended in their entirety to read as follows:

          7.9  Financial Covenants.
               -------------------

          (a) Consolidated Leverage Ratio.  As of the end of each fiscal
              ---------------------------
     reporting period to occur during the periods set forth below, the Consolidated Leverage Ratio shall be not greater than:

          September 30, 1998 through December 30, 1998    6.45:1.0
          December 31, 1998 through March 30, 1999        5.00:1.0
          March 31, 1999 through June 29, 1999            4.50:1.0
          June 30, 1999 through September 29, 1999        4.25:1.0
          September 30, 1999 through December 30, 1999    4.00:1.0
          December 31, 1999 and thereafter                3.50:1.0

          (b) Consolidated Fixed Charge Coverage Ratio.  As of the end of each
              ----------------------------------------
     fiscal reporting period to occur during the periods set forth below, the Consolidated Fixed Charge Coverage Ratio shall be not less than:

          September 30, 1998 through December 30, 1998    1.75:1.0
          December 31, 1998 through March 30, 1999        1.60:1.0
          March 31, 1999 through June 29, 1999            1.60:1.0
          June 30, 1999 through September 29, 1999        1.75:1.0
          September 30, 1999 through December 30, 1999    1.75:1.0
          December 31, 1999 and thereafter                1.60:1.0

          (c) Consolidated Net Worth.  As of the end of each fiscal reporting
              ----------------------
     period, Consolidated Net Worth shall be not less than the sum of 85% of Consolidated Net Worth as of the Closing Date plus on the last day of each
                                                   ----
     fiscal quarter to occur after the Closing Date, 50% of Consolidated Net Income for the fiscal quarter then ended (but not less than zero), such increases to be cumulative, plus 75% of the net proceeds from Equity
                                 ----
     Transactions (including for purposes hereof, any increases in shareholder equity on account of acquisitions made by issuance of stock or stock swap) occurring after the Closing Date.

          (d) Consolidated Senior Leverage Ratio.  As of the end of each fiscal
              ----------------------------------
     reporting period to occur during the periods set forth below, the Consolidated Senior Leverage Ratio shall be not greater than:

          September 30, 1998 through December 30, 1998      2.75:1.0
          December 31, 1998 and thereafter                  2.50:1.0

          (e) Capital Expenditures.  The aggregate amount of capital
              --------------------
     expenditures made or incurred by members of the Consolidated Group during the fiscal quarters set forth below shall not exceed:

          Fiscal Quarter ending on or about September 30, 1998    $3,600,000
          Fiscal Quarter ending on or about December 31, 1998     $2,750,000
          Fiscal Quarter ending on or about March 31, 1999        $2,250,000
          Fiscal Quarter ending on or about June 30, 1999         $2,250,000
          Fiscal Quarter ending on or about September 30, 1999    $2,250,000

     The unused portion of capital expenditures permitted but not used in any fiscal quarter may be carried over and used in the next fiscal quarter (one quarter carry-over).

          (f) Days Sales Outstanding.  As of the end of each fiscal reporting
              ----------------------
     period to occur during the periods set forth below, Days Sales Outstanding of the Consolidated Group for the lines of business set forth below shall not be greater than:

               medical services business
               -------------------------

               September 30, 1998 through December 30, 1998    130 days
               December 31, 1998 through March 30, 1999        128 days
               March 31, 1999 through September 29, 1999       125 days
               September 30, 1999 and thereafter               122 days

               paramedical testing business
               ----------------------------

               September 30, 1998 through December 30, 1998    71 days
               December 31, 1998 through March 30, 1999        68 days
               March 31, 1999 and thereafter                   63 days

          1.5  A new Section 7.13 is added to read as follows:

          Section 7.13  Year 2000 Compliance.
                        --------------------

          The Company will promptly notify the Bank in the event the Company discovers or determines that any computer application (including those of its suppliers, vendors and customers) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 compliant, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

          1.6 In Section 8.4(b) immediately following the phrase in the first parenthetical which reads "the sale or disposition of plant, property and equipment" there shall be inserted the following:

          "in the ordinary course of business"

          1.7  Section 8.4(c)(ii) is amended to read as follows:

               (ii) in the case of an acquisition of capital stock or other ownership interest after giving effect thereto, such Person will be a Subsidiary, or in the case of an acquisition of assets, property and/or operations then

                    (A) no such acquisition shall occur prior to February 28, 1999 without the prior written consent of the Required Lenders;

                    (B) the Consolidated Leverage Ratio shall be less than 4.0:1.0 both as of the most recent fiscal quarter end and after giving effect to the prospective acquisition on a Pro Forma Basis;

                    (C) the cost of any such acquisition (or series of related acquisitions) shall not exceed $10,000,000 in any instance;

                    (D) the Board of Directors of the Person which is the subject of the acquisition shall have approved the acquisition; and

                    (E) no Default or Event of Default would exist after giving effect thereto on a Pro Forma Basis.

     2. In accordance with the provisions of Section 3.4(a) of the Credit Agreement, the Revolving Commitments are hereby reduced by TWENTY-FIVE MILLION DOLLARS ($25,000,000) to a revised Aggregate Revolving Committed Amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000).

     3. The Credit Parties will grant a security interest in all personal property, tangible and intangible (including accounts, inventory, equipment and general intangibles), to the Administrative Agent to secure the loans and obligations owing under the Credit Agreement (and obligations owing under Hedge Agreements with Lenders or their affiliates) pursuant to the terms of the Security Agreement entered into in connection with this Amendment. Further, the Credit Parties will cooperate with and assist the Administrative Agent and the Lenders in establishing and maintaining the liens and security interests granted pursuant to the Security Agreement and the Pledge Agreement, including execution of financing statements.

     4. The Administrative Agent, on behalf of the Lenders, will, at the Borrower's expense, engage independent consultants for a review and analysis of the billing and accounts receivables systems, processes and controls. The Administrative Agent will share the results of the analysis with the Lenders and the Borrower. The Credit Parties will cooperate with the

Administrative Agent and the independent consultants in the conduct of the review and analysis, and will promptly implement recommendations of the independent consultants and recommendations of the Administrative Agent and the Required Lenders based on the results of the review and analysis (including follow-up reports on implementation of the recommendations). The agreements and obligations set forth in this paragraph shall survive payment of the loans and obligations, and termination of the commitments, under the Credit Agreement.

     5. This Amendment shall be effective upon satisfaction of the following conditions:

          (a) execution of this Amendment by the Credit Parties and the Required Lenders;

          (b) receipt by the Administrative Agent of multiple counterparts of the Security Agreement and the financing statements relating thereto;

          (c) receipt by the Administrative Agent of legal opinions of counsel to the Credit Parties relating to this Amendment; and

          (d) receipt by the Administrative Agent for the ratable benefit of the consenting Lenders of an Amendment Fee of 18.75 basis points on the aggregate amount of Commitments held by each of the Lenders consenting to this Amendment.

     6. Based on preliminary financial statements and information for the fiscal quarter ended June 30, 1998 provided to the Administrative Agent (and provided that the final financial statements for such period do not differ in any material respect), the Required Lenders hereby waive any Default or Event of Default which existed or may have existed prior to the effective date of this Amendment solely on account of noncompliance with the Consolidated Leverage Ratio under Section 7.9(a) of the Credit Agreement and the Consolidated Fixed Charge Coverage Ratio under Section 7.9(b) of the Credit Agreement.

     7. The Required Lenders hereby consent to (i) the payment by the Company of up to $10 million in the aggregate for purchase of 495,050 shares of common stock of the Company from the Seller and satisfaction of the ChoicePoint Obligation and (ii) sale of the assets and operations of [DESCRIBE ST. LOUIS OPERATION] in cancellation of $70,000 in seller financing notes owing by the Company and its Subsidiaries and return and redemption of approximately 2,400 shares of common stock of the Company in connection therewith (in consideration of the sale and return of the assets and operations, without additional cash consideration). The Company and the Borrower hereby agree to structure satisfaction of the ChoicePoint Obligation as a repurchase and redemption of the shares of common stock of the Company from the Seller.

     8. The Required Lenders hereby consent to the purchase by the Borrower of the Savannah home health agency owned by Visiting Nurse Health System for cash consideration not to exceed $225,000 at closing.

     9. Except as modified hereby, all of the terms and provisions of the Credit Agreement (including Schedules and Exhibits) shall remain in full force and effect.

     10. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen, PLLC.

     11. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

     12. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with the laws of the State of North Carolina.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:           PEDIATRIC SERVICES OF AMERICA, INC.
--------
                    a Georgia corporation

                    By: /s/ Stephen M. Mengert
                        -------------------------
                    Name:  Stephen M. Mengert
                    Title: Senior Vice President and Chief Financial Officer

GUARANTORS:         PEDIATRIC SERVICES OF AMERICA, INC.
----------
                    a Delaware corporation

                    By: /s/ Stephen M. Mengert
                        -------------------------
                    Name:  Stephen M. Mengert
                    Title: Senior Vice President and Chief Financial Officer

                    PSA LICENSING CORPORATION,
                    a Delaware corporation
                    PSA PROPERTIES CORPORATION,
                    a Delaware corporation

                    By: /s/ Susan E. Dignan
                        -------------------------
                    Name:  Susan E. Dignan
                    Title: President
                             for each of the foregoing

                    PEDIATRIC SERVICES OF AMERICA (CONNECTICUT), INC., a Connecticut corporation
                    PREMIER MEDICAL SERVICES, INC.
                    a Nevada corporation
                    PEDIATRIC HOME NURSING SERVICES, INC.,
                    a New York corporation
                    PEDIATRIC PARTNERS, INC.,
                    a Delaware corporation
                    PARAMEDICAL SERVICES OF AMERICA, INC.,
                    a California corporation
                    PREMIER NURSE STAFFING, INC.,
                    a Nevada corporation
                    PREMIER CERTIFIED HOME HEALTH SERVICES, INC., a Nevada corporation
                    ARO HEALTH SERVICES, INC.,
                    a Washington corporation

                    By: /s/ Stephen M. Mengert
                        -------------------------
                    Name:  Stephen M. Mengert
                    Title: Vice President
                             for each of the foregoing

LENDERS:            NATIONSBANK, N.A.,
-------             individually in its capacity as a
                    Lender and in its capacity as Administrative Agent

                    By: /s/ Ashley M. Crabtree
                        ------------------------
                    Name:  Ashley M. Crabtree
                    Title:  Senior Vice President


                    TORONTO DOMINION (TEXAS), INC.

                    By: /s/ Debbie A. Greene
                        -------------------------
                    Name:  Debbie A. Greene
                    Title:  Vice President


                    PNC BANK, NATIONAL ASSOCIATION

                    By: /s/ Jeffrey R. Dickson
                        -------------------------
                    Name:  Jeffrey R. Dickson
                    Title:  Vice President


                    SUNTRUST BANK, ATLANTA

                    By: /s/ Jeffrey L. Seavey
                        -------------------------
                    Name:  Jeffrey L. Seavey
                    Title:  Vice President

                    By: /s/ Jessica V. Wilkerson
                        -------------------------
                    Name:  Jessica V. Wilkerson
                    Title:  Banking Officer


                    MELLON BANK, N.A.

                    By:
                        -------------------------
                    Name:
                    Title:


                    CREDITANSTALT AG

                    By: /s/ Carl G. Drake
                        -------------------------
                    Name:  Carl G. Drake
                    Title:  Vice President

                    By: /s/ John G. Taylor
                        -------------------------
                    Name:  John G. Taylor
                    Title:  Senior Associate